                                                                     EXHIBIT 2.1

                                                                  CONFORMED COPY


                     -------------------------------------




                           STOCK PURCHASE AGREEMENT




                                    between




                             RITE AID CORPORATION


                                      and


                             ELI LILLY AND COMPANY






                        Dated as of November 17, 1998,
                          as amended January 22, 1999

                     -------------------------------------

                               Table of Contents

                                                                                                            Page
                                                                                                            ----
ARTICLE I SALE AND PURCHASE OF SHARES; PURCHASE PRICE....................................................    1

           Section 1.1.        Company Shares............................................................    1
           Section 1.2.        Purchase Price............................................................    1
           Section 1.3.        Closing...................................................................    1
           Section 1.4.        Deliveries by the Seller..................................................    1
           Section 1.5.        Deliveries by the Purchaser...............................................    2
           Section 1.6.        Intercompany Account Adjustment...........................................    2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER..................................................    3

           Section 2.1.        Organization and Authority of the Seller..................................    3
           Section 2.2.        Organization and Authority of the Company and Subsidiaries; Company Shares.   3
           Section 2.3.        Consents and Approvals; No Violations......................................   4
           Section 2.4.        Financial Statements.......................................................   5
           Section 2.5.        No Undisclosed Liabilities.................................................   5
           Section 2.6.        Absence of Certain Changes.................................................   6
           Section 2.7.        Litigation.................................................................   6
           Section 2.8.        Compliance with Applicable Law, Permits....................................   6
           Section 2.9.        Environmental Matters......................................................   7
           Section 2.10.       Intellectual Property......................................................   7
           Section 2.11.       Employee Benefit Plans.....................................................   9
           Section 2.12.       Taxes......................................................................  11
           Section 2.13.       Material Contracts.........................................................  14
           Section 2.14.       Assets Necessary to Business...............................................  16
           Section 2.15.       Title to Assets............................................................  16
           Section 2.16.       Labor Relations............................................................  17
           Section 2.17.       Insurance..................................................................  17
           Section 2.18.       Products Liability.........................................................  17
           Section 2.19.       Compliance with the Consent Order..........................................  18
           Section 2.20.       Year 2000..................................................................  18
           Section 2.21.       Brokers....................................................................  19
           Section 2.22.       No Implied Representations.................................................  19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............................................  19

           Section 3.1.        Organization and Authority of the Purchaser................................  19
           Section 3.2.        Consents and Approvals; No Violations......................................  20
           Section 3.3.        Investment.................................................................  20
           Section 3.4.        Brokers....................................................................  20

          Section 3.5.         No implied Representation..................................................  20

ARTICLE IV COVENANTS......................................................................................  20

           Section 4.1.        Conduct of the Business....................................................  20
           Section 4.2.        Access to Information......................................................  22
           Section 4.3.        Reasonable Efforts.........................................................  23
           Section 4.4.        Further Assurances; No Hindrances..........................................  23
           Section 4.5.        Employee Matters...........................................................  23
           Section 4.6.        Transitional Matters.......................................................  25
           Section 4.7.        Guaranties.................................................................  26
           Section 4.8.        Access to Records..........................................................  26
           Section 4.9.        1998 Audited Financial Statements..........................................  27
           Section 4.10.       Intercompany Notes.........................................................  28
           Section 4.11.       Notice of Possible Breach..................................................  28
           Section 4.12.       Supplemental Disclosure....................................................  28
           Section 4.13.       Notices of Certain Events..................................................  28
           Section 4.14.       Confidentiality............................................................  29
           Section 4.15.       Insurance..................................................................  29
           Section 4.16.       Non-Solicitation of Employees..............................................  29
           Section 4.17.       Non-Competition............................................................  30
           Section 4.18.       McKesson Agreements........................................................  30
           Section 4.19.       Class B Stock Redemption...................................................  30
           Section 4.20.       Designated Agreements......................................................  31

ARTICLE V CONDITIONS......................................................................................  31

           Section 5.1.        Conditions to Each Party's Obligations.....................................  31
           Section 5.2.        Conditions to Obligations of the Purchaser.................................  31
           Section 5.3.        Conditions to Obligations of the Seller....................................  32

ARTICLE VI TERMINATION AND AMENDMENT......................................................................  32

           Section 6.1.        Termination................................................................  32
           Section 6.2.        Effect of Termination......................................................  33
           Section 6.3.        Amendment..................................................................  34
           Section 6.4.        Extension; Waiver..........................................................  35

ARTICLE VII SURVIVAL; INDEMNIFICATION.....................................................................  35

           Section 7.1.        Survival Periods...........................................................  35
           Section 7.2.        Indemnification............................................................  35
           Section 7.3.        Claims.....................................................................  37
           Section 7.4.        Exclusive Remedy...........................................................  38
           Section 7.5.        Tax Adjustment.............................................................  38
           Section 7.6.        Special Indemnities........................................................  38

ARTICLE VIII TAX MATTERS..................................................................................  39

           Section 8.1.        Seller Tax Indemnity.......................................................  39
           Section 8.2.        Allocation of Taxes and Preparation of Tax Returns.........................  39
           Section 8.3.        Retention of Records.......................................................  40
           Section 8.4.        Notice; Cooperation........................................................  41
           Section 8.5.        Refunds....................................................................  41
           Section 8.6.        Sales and Other Tax........................................................  41
           Section 8.7.        Certain Contest Rights.....................................................  41
           Section 8.8.        No Section 338(h)(10) Election.............................................  42
           Section 8.9.        Exclusivity................................................................  42

ARTICLE IX MISCELLANEOUS................................................................................    43

           Section 9.1.        Notices..................................................................    43
           Section 9.2.        Headings.................................................................    44
           Section 9.3.        Counterparts.............................................................    44
           Section 9.4.        Entire Agreement; Assignment.............................................    44
           Section 9.5.        Governing Law............................................................    45
           Section 9.6.        Specific Performance.....................................................    45
           Section 9.7.        Publicity................................................................    45
           Section 9.8.        Binding Nature; No Third Party Beneficiaries.............................    45
           Section 9.9.        Severability.............................................................    45
           Section 9.10.       Interpretation...........................................................    45
           Section 9.11.       Payment of Expenses......................................................    45

                            INDEX OF DEFINED TERMS

1998 Financial Statements...............................................................................    27
Acquired Business.......................................................................................    30
Asserted Tax Liability..................................................................................    41
Audits..................................................................................................    11
Business................................................................................................     1
Class B Stock...........................................................................................     5
Closing.................................................................................................     1
Closing Date............................................................................................     1
Code....................................................................................................    10
comfort.................................................................................................    27
Company.................................................................................................     1
Company Shares..........................................................................................     1
Confidential Information................................................................................    29
Confidentiality Agreement...............................................................................    22
Contracts...............................................................................................    13
Deconsolidation Date....................................................................................    39
Designated Agreements...................................................................................    31
Designated Amendments...................................................................................    31
Disclosure Schedule.....................................................................................     3
Employee Plans..........................................................................................     9
Environmental Law.......................................................................................     7
ERISA...................................................................................................     9
ERISA Affiliate.........................................................................................    10
Ernst & Young...........................................................................................    27
excess parachute payments...............................................................................    12
FIRPTA Certificate......................................................................................     2
GAAP....................................................................................................     3
Governmental Entity.....................................................................................     3
Hazardous Substance.....................................................................................     7
HSR Act.................................................................................................     4
including...............................................................................................    45
Indemnified Parties.....................................................................................    37
Indemnifying Parties....................................................................................    37
Intellectual Property...................................................................................     9
Intercompany Note.......................................................................................    28
knowledge...............................................................................................    45
Law.....................................................................................................     3
Leased Properties.......................................................................................    16
License Agreements......................................................................................     7
Liens...................................................................................................     4
Material Adverse Effect.................................................................................     3
McKesson Agreements.....................................................................................    15
October Balance Sheet...................................................................................     5
October Pro Forma Balance Sheet.........................................................................     5

Option Exercise Deductions..............................................................................      40
Pension plan............................................................................................      10
Permitted Investment....................................................................................      30
Permitted Liens.........................................................................................      16
Prohibited transactions.................................................................................      10
Proprietary Software....................................................................................       7
Purchase Price..........................................................................................       1
Purchaser...............................................................................................       1
Purchaser Basket........................................................................................      36
Purchaser Damages.......................................................................................      35
Purchaser Indemnitees...................................................................................      35
Quarterly Financial Statements..........................................................................      27
Recalls.................................................................................................      17
Recipient...............................................................................................      41
representatives.........................................................................................  19, 20
Restricted Business.....................................................................................      30
Retained Names..........................................................................................      26
Retirement Plans........................................................................................      24
Savings Plan............................................................................................      24
Seller..................................................................................................       1
Seller Basket...........................................................................................      37
Seller Damages..........................................................................................      36
Seller Indemnitees......................................................................................      36
single employer.........................................................................................      10
Software................................................................................................       9
Specified Agreement.....................................................................................      26
Straddle Period.........................................................................................      39
Subsidiary..............................................................................................       4
Tax.....................................................................................................      13
Tax Authority...........................................................................................      13
Tax Benefit.............................................................................................      38
Tax Claim Notice........................................................................................      41
Tax Cost................................................................................................      38
Tax Indemnification Agreements..........................................................................      12
Tax Law.................................................................................................      13
Tax Period..............................................................................................      13
Tax Records.............................................................................................      40
Tax Return..............................................................................................      13
Taxes...................................................................................................      13
Trade Secrets...........................................................................................       9
Transitional Services Agreement.........................................................................      25
Unaudited Financial Statements..........................................................................       5
Without limitation......................................................................................      45

     STOCK PURCHASE AGREEMENT, dated as of November 17, 1998, between Rite Aid Corporation, a Delaware corporation (the "Purchaser"), and Eli Lilly and Company, an Indiana corporation (the "Seller").

     WHEREAS, PCS Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Seller (the "Company"), provides computer-based prescription drug claims processing, pharmacy benefit administration and management services, mail order pharmacy services, data management and disease-management services to health plan sponsors (as provided by the Company and its subsidiaries, the "Business"); and

     WHEREAS, the Purchaser has agreed to acquire from the Seller, and the Seller has agreed to sell to the Purchaser, all of the outstanding shares of Class A Common Stock, par value $1.00 per share (the "Company Shares"), of the Company on the terms and subject to the conditions set forth herein; and

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                  SALE AND PURCHASE OF SHARES; PURCHASE PRICE

     Section 1.1.   Company Shares. Upon the terms and subject to the conditions
                    --------------
of this Agreement, at the Closing (as defined below), the Seller shall sell and deliver to the Purchaser and the Purchaser shall purchase and acquire the Company Shares.

     Section 1.2.   Purchase Price. In consideration for the sale and delivery
                    --------------
of the Company Shares, at the Closing, the Purchaser shall pay to the Seller $1.5 billion in cash (the "Purchase Price").

     Section 1.3.   Closing. Upon the terms and subject to the conditions of
                    -------
this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on January 22, 1999 at 10:00 a.m., New York City time, at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, or at such other time or at such other place as shall be agreed upon by the parties. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     Section 1.4.   Deliveries by the Seller. At the Closing, the Seller shall
                    ------------------------
deliver or cause to be delivered to the Purchaser following:

          (a) Certificates for all of the outstanding Company Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank, with any necessary stock transfer tax stamps attached or provided for;

          (b) the Transitional Services Agreement (as hereinafter defined), duly executed by the Seller;

          (c) the resignations of all members of the Board of Directors of the Company and its subsidiaries and those members of the Board of Directors of any subsidiary that is not wholly owned by the Company that are employees or directors of the Seller or the Company or are designees of the Seller or the Company;

          (d) the stock books, stock ledgers, minute books and corporate seals of the Company and the subsidiaries;

          (e) a certificate of non-foreign status as provided in Section 1445(b)(2) of the Code (as hereinafter defined) and Treasury Regulation 1.1445-2(b) (the "FIRPTA Certificate"); and

          (f) such other duly executed documents and certificates as may be required to be delivered by the Seller pursuant to the terms of this Agreement.

     Section 1.5.   Deliveries by the Purchaser. At the Closing, the Purchaser
                    ---------------------------
shall deliver or cause to be delivered to the Seller the following:

          (a) the Purchase Price and the Adjustment (as hereinafter defined) if any, in immediately available funds by wire transfer to an account specified by the Seller prior to the Closing Date;

          (b) the Transitional Services Agreement, duly executed by the Purchaser; and

          (c) such other duly executed documents and certificates as may be required to be delivered by the Purchaser pursuant to the terms of this Agreement.

     Section 1.6.   Intercompany Account Adjustment. At the Closing, the
                    -------------------------------
following intercompany account adjustment (the "Adjustment") shall be made:

          (a) In the event, as of the Closing Date, the Seller owes to the Company or any of its subsidiaries pursuant to the Intercompany Notes (as defined in Section 4.10 of this Agreement) a net amount of $100 million or greater, then $100 million of such amount shall be cancelled and deemed repaid by the Seller and Seller shall have no further liability or obligation with respect to such $100 million and the remaining outstanding balance of the Intercompany Notes, if any, will be paid in full;

          (b) In the event the Seller owes to the Company or any of its subsidiaries pursuant to the Intercompany Notes a net amount of less than $100 million, then (i) such amount shall be cancelled and deemed repaid by the Seller and Seller shall have no further liability or obligation with respect to such amount and (ii) the Purchaser shall pay to the Seller an amount equal to (x) $100 million less (y) such amount cancelled pursuant to clause (i), provided, however, that in the event the Company or any of its subsidiaries owes the Seller pursuant to the Intercompany Notes a net amount, the Purchaser shall pay to the Seller $100 million plus such net amount owed to the Seller.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as set forth in the applicable section of the disclosure schedule being delivered by the Seller to the Purchaser (the "Disclosure Schedule"), the Seller represents and warrants to the Purchaser as follows:

     Section 2.1.   Organization and Authority of the Seller. The Seller is a
                    ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller and no other corporate actions or proceedings on the part of the Seller are necessary to authorize this Agreement or for the Seller to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     Section 2.2.   Organization and Authority of the Company and Subsidiaries;
                    -----------------------------------------------------------
Company Shares.
--------------

          (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified to do business and in good standing and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a Material Adverse Effect. "Material Adverse Effect" means a change or effect on the Business that is materially adverse to the business, financial condition or results of operations of the Business taken as a whole, but shall not include any changes or effects
(x) relating to or resulting from general economic, political or market conditions, including (i) changes after the date of this Agreement in any statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law (each, a "Law") or in the interpretation of any Law by any court of competent jurisdiction or any governmental, regulatory or administrative authority, agency or commission (a "Governmental Entity") and (ii) changes in generally accepted accounting principles ("GAAP"), (y) resulting from the execution or announcement of this Agreement or compliance with the terms hereof or (z) generally affecting the industry in which the Company operates. A "subsidiary" of an entity means any entity in which the specified entity directly or indirectly owns at least a majority of the outstanding stock or other equity or general voting interest.

          (b) The Company Shares constitute all the outstanding shares of capital stock of the Company. Section 2.2(b) of the Disclosure Schedule lists each subsidiary of the Company. All of the issued and outstanding shares of capital stock or other equity interests of each such subsidiary are owned, directly or indirectly, by the Company. The Company Shares and all of the issued and outstanding shares of capital stock or other equity interests of such subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, rights or agreements obligating the Company or any subsidiary to issue or sell any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or any security convertible into or exchangeable for any such shares of capital stock or other equity interests of the Company or any of its subsidiaries. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity interest in any entity.

          (c) The Seller has good and valid title to the Company Shares, free and clear of any security interests, pledges, mortgages, liens, encumbrances, charges, options or any other adverse claims, restrictions or third party rights of any kind whatsoever ("Liens") and, at the Closing, the Seller will deliver such shares to the Purchaser, free and clear of any Liens.

          (d) The Seller has heretofore made available to the Purchaser true and complete copies of the certificate of incorporation and bylaws of each of the Company and its subsidiaries.

     Section 2.3.   Consents and Approvals; No Violations.
                    -------------------------------------

          (a) No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Entity is necessary for execution, delivery or performance by the Seller of this Agreement, except (x) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or (y) as a result of facts or circumstances particular to the Purchaser.

          (b) Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated by this Agreement nor compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar organizational document) of the Company, any subsidiary of the Company, or the Seller, (ii) require the consent or waiver of any person (other than a Governmental Entity) or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) or result in the imposition of or the creation of any Lien upon any of the assets or properties of the Company or any of its subsidiaries pursuant to or under, any of the terms, conditions or provisions of any note, lease, license, contract or agreement to which the Company, any subsidiary of the Company, or the Seller is a party or by which the Company, any subsidiary of the Company, or the Seller, or any of their respective assets, is bound or

(iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company, any subsidiary of the Company, or the Seller, except in the case of (ii) or (iii), for violations, breaches or defaults which, or consents or waivers the absence of which would not be reasonably likely to have a Material Adverse Effect or which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     Section 2.4.   Financial Statements. Section 2.4(a) of the Disclosure
                    --------------------
Schedule sets forth true and complete copies of the Company's unaudited consolidated balance sheet, income statement and statement of cash flows as of and for the ten month period ended October 31, 1998 (the "Unaudited Financial Statements"). The balance sheet dated October 31, 1998 is sometimes referred to as the "October Balance Sheet." The Unaudited Financial Statements were derived from the books and records of the Company and prepared in accordance with the basis of presentation set forth in such section of the Disclosure Schedule and, except as set forth in the notes thereto, in accordance with GAAP. The Unaudited Financial Statements fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof and the consolidated results of operations and consolidated cash flows of the Company and its consolidated subsidiaries for the period then ended. Section 2.4(b) of the Disclosure Schedule sets forth the balance sheet of the Company and its subsidiaries as of October 31, 1998, giving pro forma effect
                                                                --- -----
to the redemption of the Company's Class B Common Stock, par value $0.01 per share (the "Class B Stock") and the special dividend on the Class B Stock as contemplated by the Agreement (the "October Pro Forma Balance Sheet"). The October Pro Forma Balance Sheet fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of October 31, 1998 on a pro forma basis, taking into account the effect of the redemption of the Class B Stock and the special dividend on the Class B Stock.

     Section 2.5.   No Undisclosed Liabilities. As of the date of this
                    --------------------------
Agreement, there are no liabilities, debts, obligations or claims against the Company or its subsidiaries or otherwise relating to or arising in connection with the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) liabilities, debts, obligations or claims reflected or reserved in the October Balance Sheet, (b) liabilities, debts, obligations or claims incurred after the date of the October Balance Sheet in the ordinary course of business consistent with past practice or (c) liabilities, debts, obligations or claims which would not be reasonably likely to have a Material Adverse Effect.

     Section 2.6.   Absence of Certain Changes. As of the date of this
                    --------------------------
Agreement, since October 31, 1998 (i) the Business has been conducted in the ordinary course of business, (ii) neither the Company nor any subsidiary has taken any of the actions set forth in Section 4.1(y) hereof (other than the redemption of the Class B Stock and the declaration of a special dividend with respect to the Class B Stock, in accordance with its terms and the termination of those agreements relating to the Class B Stock) and (iii) the Business has not suffered a Material Adverse Effect.

     Section 2.7.   Litigation. As of the date of this Agreement, except as
                    ----------
would not be reasonably likely to have a Material Adverse Effect, there is no suit, claim, action, proceeding or, to the knowledge of the Seller, investigation pending against the Company or any of its subsidiaries before or by any Governmental Entity or non-governmental body or by any third party or, to the knowledge of the Seller, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is subject to any outstanding order of any Governmental Entity. As of the date of this Agreement, there are no pending or, to the knowledge of the Seller, threatened actions which would prevent or delay the Seller from consummating the transactions contemplated hereby.

     Section 2.8.   Compliance with Applicable Law, Permits. Except as would not
                    ---------------------------------------
be reasonably likely to have a Material Adverse Effect, (a) the Company and its subsidiaries possess all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities and all consents and waivers of any other persons (other than Governmental Entities) necessary for the Company and its subsidiaries to own, lease or otherwise hold the assets of the Business and to carry on the Business as currently conducted and (b) the Business is being conducted in compliance with all laws, regulations, and ordinances of all Governmental Entities including (i) laws regarding the provision of insurance, third party administration and primary health care services and (ii) the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act and any state Pharmacy Practice Acts, Controlled Substances Acts, Dangerous Drug Acts and Food, Drug and Cosmetic Acts. This Section 2.8 does not relate to matters with respect to
(x) environmental matters, which are the subject of Section 2.9, (y) benefits and employment matters, which are the subject of Section 2.11 and (z) Taxes, which are the subject of Section 2.12.

     Section 2.9.   Environmental Matters.
                    ---------------------

          (a) Except as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, without limitation, the possession by the Company and its subsidiaries of all permits and other government authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), (ii) no Hazardous Substances (as defined below) have been disposed on or released onto, under or adjacent to any of the properties currently owned, leased or operated by the Company or its subsidiaries (including soils, groundwater, surface water, buildings or other structures), (iii) as of the date hereof, none of the Company, any of its subsidiaries or the Seller or, to the knowledge of the Seller, any person whose liability under any Environmental Law the Company has or may have retained or assumed either contractually or by operation of law, has received any written notice, demand, letter or claim alleging that the Company or any subsidiary or any such person is in violation of or liable under any Environmental Law, (iv) as of the date hereof, none of the Company, any of its subsidiaries or the Seller has received any written notice, demand, letter or claim alleging the potential responsibility of the Company or any subsidiary for off-site disposal of any Hazardous Substance pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law and (v) as of the date hereof, there are no past or present actions, activities, circumstances, conditions, events or incidents which would be reasonably likely to form the basis of any notice, demand, letter or claim under Sections 2.9(a)(iii) or 2.9(a)(iv).

          (b) "Environmental Law" means any national, regional, federal, state, municipal or local law, regulation, order, judgment or decree issued or promulgated by any Governmental Entity currently in effect relating to the protection of human health or the indoor and outdoor environment (including, without limitation, natural resources) or the exposure of persons to any Hazardous Substances.

          (c) "Hazardous Substance" means any pollutant, contaminant, hazardous waste, hazardous substance, chemical oil, substance that is regulated pursuant to any Environmental Law, including without limitation any petroleum product, by-product or additive, asbestos, asbestos-containing material, medical waste, chloroflourocarbon, hydrochloroflourocarbon or polychlorinated biphenyls.

     Section 2.10.  Intellectual Property.
                    ---------------------

          (a) Section 2.10(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, for all Intellectual Property, as defined hereinafter, owned by the Company or any of its subsidiaries: a complete and accurate list, as of the date of this Agreement, of all U.S. and foreign (i) patents and patent applications,; (ii) trademark and servicemark registrations (including Internet domain registrations),trademark and servicemark applications, and material unregistered servicemarks and trademarks; (iii) copyright registrations and copyright applications.

          (b) Section 2.10(b) of the Disclosure Schedule lists, as of the date of this Agreement, all contracts for material Software, as defined hereinafter, which is licensed, leased or otherwise used by the Company or any of its subsidiaries and all Software which is owned by the Company or its subsidiaries ("Proprietary Software"), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

          (c) Section 2.10(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or any of its subsidiaries is a party or otherwise bound, as licensee or licensor thereunder, including license agreements, settlement agreements, and covenants not to sue (collectively, the "License Agreements").

          (d)  Except as would not have a Material Adverse Effect:

               (i) the Company or its subsidiaries own or have the right to use all Intellectual Property as defined hereinafter, free and clear of all liens,

               (ii) any Intellectual Property owned or, to the Knowledge of the Seller, used, by the Company or its subsidiaries is valid and subsisting in full force and effect and has not been cancelled, expired or abandoned,

               (iii) the Seller has not received written notice from any third party regarding any actual or potential infringement by the Company or any of its subsidiaries of any intellectual property of such third party and the Seller has no Knowledge of any legitimate basis for such a claim against the Company or any of its subsidiaries.

               (iv) the Seller has not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned by the Company or any of its subsidiaries and the Seller has no Knowledge of any legitimate basis for such a claim,

               (v) neither the Company nor any of its subsidiaries have licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements,

               (vi) to the Knowledge of Seller no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its subsidiaries,

               (vii) the License Agreements are valid and binding obligations of the Company or its subsidiaries and, to the Knowledge of Seller, the other party thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or its subsidiaries or, to the Knowledge of Seller, the other party thereto, under any such License Agreement,

               (viii) the Company and each of its subsidiaries takes reasonable measures to protect the confidentiality of Trade Secrets (as defined herein) including requiring third parties having access thereto to execute written non-disclosure agreements. No Trade Secret of the Company or any of its subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and the applicable subsidiary's proprietary interests in and to such Trade Secrets,

               (ix) the consummation of the transaction contemplated hereby will not result in the loss or impairment of the Company or any of its subsidiaries' rights to own or use any of the Intellectual Property, nor will require the consent of any third party in respect of any Intellectual Property, and

               (x) all Proprietary Software set forth in Section 2.10(b) of Disclosure Schedule, was either developed (a) by employees of the Company or any of its subsidiaries within the scope of their employment; or (b) by independent contractors who have assigned their rights to the Company or any of its subsidiaries pursuant to written agreement.

          (e) As used herein, the term "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and affiliations relating to the foregoing; registered and unregistered patents, copyrights (including registrations and applications of any of the foregoing); Software; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets") used in the Business as conducted as of the Closing Date and any licenses to use any of the foregoing. "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data but excluding individual customer data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any Web site. As used in this Section 2.10, and notwithstanding Section 9.10(b), the term "Knowledge of Seller" with respect to the Seller shall mean the knowledge of the persons set forth in Section 2.10(e) of the Disclosure Schedule.

     Section 2.11.  Employee Benefit Plans.
                    ----------------------

          (a) Section 2.11 of the Disclosure Schedule contains a complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries is a party for the benefit of any current or former employee of the Company or any of its subsidiaries (together, the "Employee Plans"). Except as set forth on Section 2.11 of the Disclosure Schedule, none of the Employee Plans is sponsored, maintained, contributed to or required to be contributed to by the Seller or any of its subsidiaries (other than the Company and its subsidiaries) and no current employee of the Seller or any of its subsidiaries (other than the Company and its subsidiaries) participates or is eligible to participate in such Employee Plans.

          (b) The Seller has delivered or made available to the Purchaser accurate and complete copies of the following with respect to the Employee Plans, to the extent applicable as of the date of this Agreement: (i) all plan documents and all amendments thereto, (ii) summary plan descriptions and summaries of material modifications, (iii) trust documents, insurance contracts and other funding instruments, (iv) the two most recently prepared financial statements and actuarial reports, (v) the two most recently filed annual reports and (vi) determination letters received from the Internal Revenue Service.

          (c) All Employee Plans have been administered and operated in compliance with the requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable Laws, except as would not be reasonably likely to have a Material Adverse Effect. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and, as of the date of this Agreement, such determination letter has not been revoked. There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA involving any of the Employee Plans that could subject the Company or any of its subsidiaries to any penalties or taxes that would be reasonably likely to have a Material Adverse Effect.

          (d) Each Employee Plan that is subject to the minimum funding requirements of Section 412 of the Code is in compliance with such requirements, and no Employee Plan has a minimum funding variance or waiver under Section 412(d) of the Code. Neither the Company, its subsidiaries, nor any trade or business, that together with the Company or any of its subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate") has any liability under Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), except as would not be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries participates in any multiemployer plan (as defined in Section 3(37) of ERISA), nor has the Company, its subsidiaries or any ERISA Affiliate incurred any withdrawal liability to a multiemployer plan that has not been satisfied in full, except as would not be reasonably likely to have a Material Adverse Effect.

          (e) As of the date of this Agreement, no actual or, to the knowledge of the Seller, threatened disputes, lawsuits, claims (other than routine claims for benefits), or to the knowledge of the Seller, investigations or audits by any person or Governmental Entity have been filed or are pending with respect to the Employee Plans or the Company or any of its subsidiaries in connection with any Employee Plan or the fiduciaries or administrators thereof.

          (f) The execution of this Agreement and the consummation of the transactions contemplated hereunder will not constitute an event under any Employee Plan that will cause any payment, benefit, acceleration, vesting, distribution, or obligation to fund benefits with respect to any current or former employee of the Company or any of its subsidiaries.

          (g) Except as set forth on Section 2.11 of the Disclosure Schedule, no Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     Section 2.12.  Taxes.
                    -----

          (a)  Except as set forth in Section 2.12(a) of the Disclosure
Schedule:

               (i) Giving effect to all extensions obtained, each of the Company and its subsidiaries has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (y) timely paid (or accrued on the Company's books) or there has been paid on its behalf all Taxes (other than Taxes in respect of 1998) due or claimed to be due from it by any Tax Authority;

               (ii) The Company and its subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to sections 1441 and 1442 of the Code (or similar provisions under any foreign laws) and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be withheld and paid over under all applicable Tax Laws;

               (iii) As of the date of this Agreement, there are no Liens for Taxes upon the assets or properties of the Company or its subsidiaries except for statutory Liens for current Taxes not yet due;

               (iv) As of the date of this Agreement, none of the Company or any of its subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its subsidiaries;

               (v) As of the date of this Agreement, no federal, state, local or foreign audits, review, or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and none of the Company or any of its subsidiaries has received any notice of such an Audit;

               (vi) As of the date of this Agreement, all Tax deficiencies which have been claimed, proposed or asserted against the Company or its subsidiaries have been fully paid, finally settled or properly accrued on the Company's books;

               (vii) None of the Company or any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor, as of the date of this Agreement, has any Tax Authority proposed in writing any such adjustment or change of accounting method);

               (viii) No power of attorney has been granted by or with respect to the Company or any of its subsidiaries with respect to any matter relating to Taxes;

               (ix) None of the Company or any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries;

               (x) Since the date of the October Balance Sheet, none of the Company or any of its subsidiaries has incurred any liability for Taxes other than in the ordinary course of business; and

               (xi) None of the Company or any of its subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or in payments that will not be deductible by operation of Section 162(m) of the Code.

               (xii) None of the Company or any of its subsidiaries has requested or received a ruling or determination from any Tax Authority or signed a closing or other agreement with any Tax Authority which would be reasonably likely to have a Material Adverse Effect.

               (xiii) The Federal income Tax Returns of the Company and its subsidiaries for the Tax Periods ending before January 1, 1994 have been examined by the appropriate Governmental Entity (or the applicable statue of limitations for the assessment of such taxes has expired).

          (b) Each Subsidiary of the Company is a United States Person (as defined in Section 7701(a)(30) of the Code).

          (c) Except as set forth in Section 2.12(c) of the Disclosure Schedule, none of the Company or any of its subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, "Tax Indemnification Agreements"). Any such Tax Indemnification Agreement set forth on Schedule 2.12(c) will terminate as of the Closing Date and be of no further force or effect for any Tax Period after the Closing Date. As of the date of this Agreement, none of the Company or any of its subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Indemnification Agreement.

          (d) The Company and its subsidiaries have previously delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and its subsidiaries, (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company and its subsidiaries and (iii) any closing agreements entered into by the Company or any of its subsidiaries with any Tax Authority, in each case, existing on the date hereof. The Seller will, or will cause the Company to, deliver to Purchaser all materials with respect to the foregoing for all matters arising after the date hereof.

          (e) "Tax" or "Taxes" means all taxes, charges, levies, fees, or other assessments imposed by any federal, state, local or foreign Tax Authority, including, but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, business, withholding payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, goods and services, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

          (f) "Tax Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.

          (g) "Tax Law" means the law (including any applicable regulations or any administrative pronouncement) of any Governmental Entity relating to any Tax.

          (h) "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.

          (i) "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes or any other similar report, statement, declaration, or document required to be filed under applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing and including any amendments or supplements to any of the foregoing.

     Section 1.13.  Material Contracts.
                    ------------------

          (a) Section 2.13(a) of the Disclosure Schedule lists the following notes, leases, licenses, contracts or agreements ("Contracts") to which the Company or any subsidiary, as of the date of this Agreement, is a party or is bound:

               (i) each mortgage, indenture, note, installment obligation or other instrument, contract, agreement or arrangement relating to the borrowing of money by the Company or any of its subsidiaries in an amount exceeding $10 million;

               (ii) any guaranty, direct or indirect, by the Company or any subsidiary of any obligation for borrowed money (A) in an amount exceeding $10 million of any person or entity or (B) in any amount of Seller or any subsidiary of Seller, in either case, excluding endorsements made for collection in the ordinary course of business;

               (iii) any obligation to sell or to register the sale of any of the shares of capital stock or other securities of the Company or any of its subsidiaries;

               (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition or disposition of a business;

               (v) each contract that limits the freedom of the Company or any subsidiary to compete in its lines of business as presently conducted or with any person or in any geographical area or otherwise to conduct its business as presently conducted;

               (vi)   each collective bargaining or union contract;

               (vii) each contract for the purchase of capital equipment, materials or supplies, except those contracts terminable without material penalty on 60 or fewer days' notice and those involving the receipt or payment of less than $500,000 per year;

               (viii) each contract for the acquisition or disposition of material assets, other than in the ordinary course of business;

               (ix) each contract relating to the leasing of or other arrangement for use of material real or personal property;

               (x) each contract with any manufacturer of pharmaceuticals involving the annual payment by the manufacturer of at least $1 million;

               (xi) each of the top 50 contracts measured by membership (as calculated in accordance with industry practices) with any insurance company, health maintenance organization or other customer;

               (xii) each contract between the Company or its subsidiaries, on the one hand, and the Seller and its subsidiaries (other than the Company or its subsidiaries) or the other hand; (xiii) each other contract which is material to the Business;

               (xiv)  any employment agreement with any employee;

               (xv) any contract with a term in excess of one year from the date hereof which is not otherwise terminable upon 60 days advance notice without cause and without financial penalty and which involves the payment or receipt of an amount (in one or a series of transactions) in excess of $1 million;

               (xvi) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement;

          (b) Except as would not be reasonably likely to have a Material Adverse Effect, (x) as of the date of this Agreement, neither the Company nor any subsidiary is (and to the knowledge of the Seller as of the date of this Agreement, no other party is), in breach or default under the Contracts and no event has occurred under the Contracts which would constitute (with or without due notice or lapse of time or both) a breach or default by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party thereto (or give rise to any right of termination, cancellation, modification or acceleration against the Company or any of its subsidiaries, or, to the knowledge of the Company, any other party thereto) under the Contracts and (y) each Contract is a valid and binding obligation of the Company or its subsidiary and, to the knowledge of the Seller as of the date of this Agreement, the other party thereto, enforceable against such persons in accordance with its terms.

          (c) From January 1, 1998 until the date of this Agreement, no customer of the Company which accounted for 1,000,000 or more members (determined on a basis consistent with past practices of the Business) during the year ended December 31, 1997, has cancelled or otherwise terminated its business relationships with the Company or its subsidiaries. None of the Seller, the Company or any of its subsidiaries has received written notice, or to the knowledge of the Seller, other communication of any actual or alleged breach of or default under or threatened cancellation, termination or acceleration of such contracts, and, to the knowledge of the Seller, no event has occurred or circumstances exist that would give the Company or any other person party to such contracts the right to exercise any remedy under or to cancel or terminate any such contract.

          (d) Section 2.13(d) of the Disclosure Schedule sets forth all agreements currently in effect between the Seller or the Company and McKesson Corporation ("McKesson") relating to the Business (the "McKesson Agreements") pursuant to which the Seller has any right to indemnification or pursuant to which the Company has any rights or obligations. Each of the McKesson Agreements constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles. To the knowledge of the Seller, each of the McKesson Agreements constitutes a valid and binding agreement of McKesson enforceable against McKesson in accordance with its terms, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles.

     Section 2.14.  Assets Necessary to Business. The assets, properties,
                    ----------------------------
contracts and rights of the Company and its subsidiaries include all of the assets, properties, contracts and rights necessary for the conduct of the Business in the manner as it is currently conducted (other than those assets, properties and rights to be provided pursuant to the Transitional Services Agreement), except where the failure to have such assets, properties and rights would not be reasonably likely to have a Material Adverse Effect.

     Section 2.15.  Title to Assets. Each of the Company and its subsidiaries
                    ---------------
has good and valid title (or in the case of real property owned by the Company or its subsidiaries, good and marketable title) to all of its material assets, properties and rights, free and clear of all Liens, other than as set forth in the October Balance Sheet and other than (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes that are (A) not due and payable or (B) being contested in good faith and are properly reserved for in accordance with GAAP and are set forth on the October Balance Sheet and (v) such other Liens as would not be reasonably likely to have a Material Adverse Effect ("Permitted Liens"). Section 2.15 of the Disclosure Schedule sets forth a list of all real property owned by the Company or its subsidiaries as of the date of this Agreement and the leases relating to the assets of the Business constituting leasehold interests in real property, and improvements and appurtenances thereto (the "Leased Properties"). The leases relating to the Leased Properties as of the date of this Agreement, are in full force and effect, and constitute the legal, valid and binding obligation of the Company or its subsidiaries, and to the knowledge of Seller the other party thereto, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles. There exists no defaults or conditions which with the giving of notice or the passage of time, or both, would constitute a default by the Company or its subsidiaries or to the knowledge of Seller, as of the date of this Agreement, the other party thereto with respect to the leases for the Leased Properties except for such defaults or conditions which would not be reasonably likely to have a Material Adverse Effect.

     Section 2.16.  Labor Relations. Except for occurrences that would not be
                    ---------------
reasonably likely to have a Material Adverse Effect, (a) the Company and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) as of the date of this Agreement, none of the Seller, the Company or any of its subsidiaries have received written notice of any charge or complaint against the Company nor any of its subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Government Entity regarding an unlawful employment practice; (c) as of the date of this Agreement, none of the Company or any of its subsidiaries are party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of the Seller, threatened against or affecting the Company or its subsidiaries; (d) as of the date of this Agreement, none of the Seller, the Company or any of its subsidiaries have received written notice that any representation petition respecting the employees of the Company or its subsidiaries has been filed with the National Labor Relations Board; and (e) the Company and its subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act of 1988 or similar state statute.

     Section 2.17.  Insurance. Section 2.17 of the Disclosure Schedule sets
                    ---------
forth all material insurance policies maintained by the Company or any of its subsidiaries for the benefit of or in connection with the Company or the Business. Except as set forth on Section 2.17 of the Disclosure Schedule, none of the material insurance policies maintained by the Company or any of its subsidiaries for the benefit of or in connection with the Company or the Business will lapse or become subject to termination by the insurer as a result of the transactions contemplated by this Agreement.

     Section 2.18.  Products Liability. As of the date of this Agreement, except
                    ------------------
as would not be reasonably likely to have a Material Adverse Effect, (i) there is no claim, action, suit, inquiry, hearing, proceeding, or investigation of a civil, criminal or administrative nature by or before any Governmental Entity against the Company or its subsidiaries which is pending or to the knowledge of the Seller, threatened, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, distributed, or sold by or behalf of the Company or its subsidiaries, or any alleged failure to warn, or from any alleged breach of express or implied warranties or representations; and (ii) there has not been any product recall or post-sale warning (collectively, "Recalls") by the Company or its subsidiaries concerning any products relating to the Business of the Company or its subsidiaries which were distributed, or sold by the Company and its subsidiaries, or to the knowledge of the Seller any investigation or consideration of or decision made by any person concerning whether to undertake or not to undertake any Recalls.

     Section 2.19.  Compliance with the Consent Order. At all times since July
                    ---------------------------------
28, 1995, the Seller has complied in all material respects and has caused the Company to comply in all material respects with the Consent Order between the Seller and the Federal Trade Commission (the "Consent Order").

     Section 2.20.  Year 2000. (a) As used herein, "Year 2000 Compliant" or
                    ---------
"Year 2000 Compliance" means: (i) the application system functions correctly without abnormal ends after December 31, 1999; (ii) all date related calculations are correct in the multi-century scenario and after December 31, 1999 (including age calculations, duration calculations, scheduling calculations, etc.); (iii) all manipulations and comparisons of date-related data must produce correct results for all valid date values within the scope of the application; (iv) there must be no century ambiguity; (v) all reports and displays are sorted correctly in the multi-century scenario; and (vi) leap years must be accounted for and correctly identified; i.e., 2000 must be recognized as a leap year.

          (b) The Company and its subsidiaries have undertaken a program with the goal of becoming Year 2000 Compliant as set forth in the "Y2K Readiness Plan" provided to the Purchaser. The Purchaser acknowledges that to the extent the particulars of the Y2K Readiness Plan are inconsistent with this Section 2.20, the Y2K Readiness Plan shall govern.

          (c) The Company and its subsidiaries reasonably believe that approximately eighty-five percent of their "core systems" (e.g., Recap and online claims processing applications) shall be Year 2000 Compliant by December 31, 1998. The Company and its subsidiaries reasonably expect all core systems to be Year 2000 Compliant by June 30, 1999.

          (d) The Company and its subsidiaries reasonably believe that their "back-office systems" (e.g., human resources, accounting and reporting systems) shall be Year 2000 Compliant by June 30, 1999.

          (e) The Company and its subsidiaries reasonably believe that their "desktop" systems (e.g., user system and stand-alone applications) shall be Year 2000 Compliant by June 30, 1999.

          (f) The Company, on behalf of itself and its subsidiaries, has completed an initial round of communications with its material vendors and service providers and all customers to determine the extent to which the products or services they provide to the Company or its subsidiaries, or the systems they use to interchange data with the Company or its subsidiaries, are Year 2000 Compliant. The Company is engaged in analysis of the responses and follow-up calls and/or visits, as it reasonably deems necessary.

          (g) The Company is currently developing a Year 2000 contingency plan for itself and its subsidiaries. The Company currently expects to build upon its Business Contingency Plan and current disaster recovery plans, which have been provided to the Purchaser. New plans are currently expected to be developed or current plans modified by mid-1999 to include Year 2000 specific issues. End-to-end Year 2000 testing is currently expected to be completed by June 30, 1999.

          (h) If the Company and its subsidiaries continue to execute the Y2K Readiness Plan in a timely manner, the Seller, based on information provided to it by the Company, and the Company expect that there would not be a Material Adverse Effect on the business operations of the Company and its subsidiaries resulting from activities within the direct control of the Company and its subsidiaries. Due to the general uncertainty of the Year 2000 problem, neither the Seller nor the Company makes any representation or warranty that the expectations expressed herein will be realized or will not be changed, or that the consequences of failure to achieve Year 2000 Compliance will not have a Material Adverse Effect.

     Section 2.21.  Brokers. No broker, investment banker, financial advisor or
                    -------
other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by the Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any subsidiary.

     Section 2.22.  No Implied Representations. The Seller acknowledges that the
                    --------------------------
Purchaser is not making any representations or warranties other than as explicitly set forth in this Agreement. The Seller agrees that it shall not assert any claims against or seek any damages or other remedies (including pursuant to any implied warranties or similar rights, which the Seller expressly and irrevocably waives and agrees not to seek to enforce) from the Purchaser or any of its officers, directors, affiliates, stockholders, agents, advisors or representatives (collectively, "representatives") for any matters contemplated hereby except for fraud or as explicitly set forth herein.


                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     Section 3.1.   Organization and Authority of the Purchaser. The Purchaser
                    -------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser and no other corporate actions or proceedings on the part of the Purchaser are necessary to authorize this Agreement or for the Purchaser to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     Section 3.2.   Consents and Approvals; No Violations.
                    -------------------------------------

          (a) No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby except (x) for the applicable requirements of the HSR Act or (y) as a result of facts or circumstances particular to the Seller. No consent or waiver of any person (other than a Governmental Entity) is required in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

          (b) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated by this Agreement nor compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar organizational document) of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under, any of the terms, conditions or provisions of any note, lease, license, contract or agreement to which the Purchaser is a party or by which the Purchaser, or its assets, is bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Purchaser, except in the case of (ii) or
(iii), for violations, breaches or defaults which would not have a material adverse effect on the Purchaser or which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     Section 3.3.   Investment. The Purchaser is acquiring the Company Shares
                    ----------
solely for the purpose of investment and not with a view to any resale or distribution thereof.

     Section 3.4.   Brokers. No broker, investment banker, financial advisor or
                    -------
other person, other than those the fees and expenses of which will be paid by the Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any subsidiary.

     Section 3.5.   No Implied Representations. The Purchaser acknowledges that
                    --------------------------
the Seller is not making any representations or warranties regarding the Business other than as explicitly set forth in this Agreement. The Purchaser agrees that it shall not assert any claims against or seek any damages or other remedies (including pursuant to any implied warranties or similar rights, which the Purchaser expressly and irrevocably waives and agrees not to seek to enforce) from the Seller or any of its representatives) for any matters relating to the Business or the other matters contemplated hereby except for fraud or as explicitly set forth herein.

                                  ARTICLE IV
                                   COVENANTS

     Section 4.1.   Conduct of the Business.
                    -----------------------

          (a) During the period from the date hereof to the Closing Date, the Seller shall, except as otherwise expressly provided in this Agreement, cause the Company to operate only in the ordinary course of business consistent with past practice. The Seller shall, and shall cause the Company to, use all reasonable efforts to preserve intact the present organization of the Business, keep available the services of the present officers and employees of the Company and preserve the Company's relationships with customers, suppliers, and others having significant business dealings with the Business.

          (b) Without limiting the generality of the foregoing, and except as set forth in Section 4.1 of the Disclosure Schedule or as otherwise expressly provided in this Agreement, from the date of this Agreement to the Closing Date, the Seller shall cause the Company and each of its subsidiaries not to, without the written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

               (i) amend or propose to amend its certificate of incorporation or by-laws (or other similar organizational documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of the Company or any of its subsidiaries;

               (ii) issue, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of capital stock of the Company or any subsidiary, or any securities convertible into, or exchangeable for, any such shares or amend the terms of any such securities or agreements outstanding on the date hereof;

     (iii) (A) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, or (B) redeem, repurchase or otherwise acquire any of its securities or split, combine or reclassify any shares of its capital stock;

     (iv) (A) transfer, sell, lease, license or dispose of any material assets or rights, unless in the ordinary course of business consistent with past practice; or (B) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of or by any other manner any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practices);

     (v) other than in the ordinary course of business and other than transactions with wholly-owned subsidiaries, (A) incur, assume, discharge, cancel or prepay any material indebtedness or other obligation or issue or sell any debt securities or rights to acquire any debt securities, (B) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person, (C) make any loans, advances or capital contributions to, or investments in, any other person; (D) change the Company's practices with respect to the timing of payments or collections; (E) pledge or otherwise encumber shares of capital stock of the Company and its subsidiaries; or (F) mortgage or pledge any of the assets or permit to exist any Lien (other than Permitted Liens) thereupon;

     (vi) enter into, adopt, amend or terminate any employee benefit plan, or increase in any material respect the compensation or fringe benefits of any officer or employee of the Company or pay any benefit not required by any existing plan, except in the ordinary course of business or as required by applicable law or existing contractual arrangements;

     (vii) enter into any employment or severance agreement with any employee, adopt or enter into any collective bargaining agreement;

     (viii) enter into, amend, assign or terminate any Contract, except in the ordinary course of business and consistent with past practices;

     (ix) engage in any transactions with the Seller or its subsidiaries (other than the Company and its subsidiaries) other than in the ordinary course of business and consistent with past practices and on a basis no less favorable than would at the time be obtainable for a comparable transaction in arm's-length dealing with an unrelated third party;

          (x) settle or compromise any material litigation of the Company or any of its subsidiaries (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims, liabilities or obligations not required to be paid, individually in an amount in excess of $1 million;

          (xi) change or agree to change any accounting method or policy other than as required by GAAP or by Law;

          (xii) change, or agree to change, any business policies which relate to advertising, pricing, personnel, labor relations, sales, returns, or product acquisitions, in each case in a manner which would have a Material Adverse Effect;

          (xiii) make any material Tax election, or settle or compromise any material Tax liability, fail to file any material Tax Return required to be filed or fail to pay or withhold any material amount of Taxes required to be paid or withheld; or

          (xiv) take, or agree in writing or otherwise to take, any of the foregoing actions.

     Section 4.2.  Access to Information. Upon reasonable notice, and subject to
                   ---------------------
applicable law and any applicable contractual restrictions, the Seller shall, and shall cause the Company to, afford to the officers, employees, accountants, counsel and other representatives of the Purchaser reasonable access during normal business hours to all of the Company's offices, facilities, properties, books and records relating to the Business, and the Seller shall furnish promptly to the Purchaser all information concerning the business, properties and personnel of the Business as the Purchaser may reasonably request. All such information shall be kept confidential pursuant to the Confidentiality Agreement dated July 21, 1998 between the Purchaser and the Seller (the "Confidentiality Agreement"). In addition, the Seller shall use its reasonable efforts to cause the Company's independent public accountants to make available or provide to the Purchaser, its independent public accountants, its attorneys and its financing sources and the independent public accountants and attorneys of the Purchaser's financing sources, upon reasonable notice by the Purchaser, during regular business hours, reasonable access to their personnel, work papers and such other reasonably requested documentation relating to their work papers and to their reports on the books and records of the Company; provided that if the Company's independent public accountants shall so request, the Purchaser shall agree with the Company's independent public accountants that it will not acquire any rights as a result of such access that it would not otherwise have had, that the Company's independent public accountants would not assume any duties or obligations in connection with such access and that the Purchaser will indemnify and hold harmless the Company's independent public accountants to the extent such claim arises as a direct result of the Company's independent public accountants' permitting the Purchaser and its representatives access to its working papers in connection with the transaction contemplated by this Agreement.

     Section 4.3.  Reasonable Efforts.
                   ------------------

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Entity, including making the filings pursuant to the HSR Act within 10 business days of the date hereof, and (ii) using its reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. If in connection with obtaining any permit, authorization, certificate, waiver, license, consent, or approval of any Governmental Entity necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, any Governmental Entity requires that the Specified Agreement (as hereinafter defined) be amended, supplemented or terminated, the Purchaser and the Seller will terminate the Specified Agreement.

          (b) Each party hereto shall promptly inform the others of any communication from any Government Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     Section 4.4.  Further Assurances; No Hindrances. From time to time after
                   ---------------------------------
the Closing, without additional consideration, each of the Seller and the Purchaser will execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable efforts (i) to cause all conditions precedent to its obligations to consummate the transactions contemplated hereby to be satisfied and (ii) not to take, or cause to be taken, any actions to hinder or delay the consummation of the transactions contemplated hereby.

     Section 4.5.  Employee Matters.
                   ----------------

          (a) For a period of one year after the Closing Date, the Purchaser shall, or shall cause the Company and its subsidiaries to, provide each current and former employee of the Company and its subsidiaries with benefits (including pension and welfare benefits) that are substantially comparable to the benefits provided under the benefit plans applicable to such persons as in effect immediately prior to the Closing. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including entitlement to vacation and sick days) under any benefit plan or arrangement covering current or former employees of the Company or its subsidiaries, such plan or arrangement shall credit such employees for service credited for comparable purposes prior to the Closing Date, provided, however, that such
                                               --------  -------
service shall not be recognized to the extent that such service would result in a duplication of benefits. Subject to the foregoing, nothing in this Section 4.5(a) shall be construed to restrict the right of the Company or its subsidiaries to terminate or modify such benefit plans.

          (b) For a period of one year following the Closing Date, the Purchaser shall ensure that each employee of the Company and its subsidiaries shall continue to be paid base salary at no lower a rate than in effect immediately prior to the Closing, provided, however, that the Purchaser may make appropriate adjustments to such salary in individual cases based on merit and performance in a manner consistent with the treatment of other similarly situated employees of the Purchaser and its subsidiaries.

          (c) For a period of one year following the Closing Date, the Purchaser shall, or shall cause the Company or its subsidiaries to, maintain severance policies, programs and arrangements that are no less favorable to the employees than the policies, programs and arrangements in effect immediately prior to the Closing.

          (d) The Seller shall cause the trustee of the master trust (the "Master Trust") in which the PCS Retirement Plan (the "Retirement Plan") participates, as of the Master Trust's valuation date coincident with or next following the Closing Date (the "Valuation Date"), to value, in a manner consistent with the Master Trust's normal method of accounting for separate plans, the Retirement Plan's allocable share of the assets of the Master Trust (in the aggregate, the "Retirement Plan Asset Value"). As soon as practicable after the determination of the Retirement Plan Asset Value, the Seller shall cause the trustee of the Master Trust to transfer to a successor trustee designated by Purchaser (and that is exempt from taxation pursuant to Section 501(a) of the Code) an amount in cash, or other assets of the Master Trust allocated to the Retirement Plan reasonably acceptable to the Purchaser, equal to the Retirement Plan Asset Value. The amount of such transfer shall be increased, in the case of assets valued as of the Valuation Date and transferred in cash, by earnings credited at the prime rate (as reported in The Wall Street
                                                                ---------------
Journal on the Valuation Date) from the Valuation Date to the date of transfer.
-------
Other assets of the Master Trust shall be transferred in kind, to the extent acceptable to the Purchaser. The amount of such transfer shall be reduced by benefit payments to employees or their beneficiaries made in accordance with the provisions of the Retirement Plan during the interim period, and by administrative expenses allocated to the Retirement Plan under the Master Trust, during the interim period, on a basis consistent with past practice. The Seller shall cause the Trustee of the separate master trust holding assets of TCS Employee Savings Plan (the "Savings Plan") to transfer the account balances of all participants and beneficiaries of the Savings Plan to a successor trust (and that is exempt from taxation pursuant to Section 501(a) of the Code) at such time following the Closing Date as may be mutually agreed between the Seller and the Purchaser, but in no event later than 60 days following the Closing Date.

          (e) If the Purchaser offers employment to employees of the Company listed on a schedule previously delivered by the Seller to the Purchaser and agreed to by the Purchaser, and such offer is accepted by one or more of such employees and such employee is employed by the Company as of the Closing Date, then the Purchaser and the Seller shall each be responsible for 50% of the cost of the Seller employee benefits set forth on such schedule for such employees who so accept, provided that in no event shall the Seller be responsible for an amount with respect to any such employee in excess of 50% of the amount set forth with respect to such employee on such schedule. The Purchaser shall notify the Seller promptly following the acceptance by any such employee of any such offer, with such notice specifying the precise dollar amount of the benefits offered to and accepted by such employee, and the Purchaser shall as promptly as practicable following dispatch of such notice (but in no event prior to the Closing Date) pay to the Seller the amount contemplated in the immediately preceding sentence. Notwithstanding the foregoing, with respect to several such employees, it is contemplated that in lieu of offering the Seller employee benefits set forth on such schedule, such employees will be offered employee benefits by the Purchaser in the amounts set forth on such schedule. In such event, the Seller will reimburse the Purchaser for up to 50% of the cost of such benefits for such employees who accept such offer and are employed by the Company as of the Closing Date, but in no event, in excess of 50% of the amount of such benefit as set forth on such schedule. The Purchaser shall notify the Seller promptly following any acceptance of such offer, with such notice specifying the precise dollar amount of the benefits offered to such employee and accepted by such employee, and the Seller shall as promptly as practicable following receipt of such notice (but in no event prior to the Closing Date) pay to the Purchaser the amount contemplated in the immediately preceding sentence.

          (f) The Purchaser acknowledges that it values and desires to have continued following the Closing Date the skills and services of the employees of the Company and its subsidiaries, and currently intends to maintain all such employees following the Closing Date; provided, however, that this Section 4.5
                                      --------  -------
shall not be construed to create any right to employment or to limit the ability of the Purchaser or any of its affiliates to terminate the employment of any of such employees at any time.

     Section 4.6. Transitional Matters.
                   --------------------

          (a) Following the Closing Date, the Seller and its subsidiaries shall provide, or cause to be provided, to the Purchaser, as requested by the Purchaser, certain services which are currently provided by the Seller and its subsidiaries to the Company, all as to be more fully set forth in a transitional services agreement (the "Transitional Services Agreement") to be entered into by the Seller and the Purchaser as of the Closing Date. The Transitional Services Agreement will be in form and substance reasonably acceptable to the Purchaser and the Seller, and will provide, in general, for the Seller to provide to the Company the same services as it provides to the Company and its subsidiaries as of the Closing Date, at fully allocated cost, such services to be provided for up to 12 months following the Closing Date and such services as are set forth on Section 4.6(a)(i) of the Disclosure Schedule; provided, that
                                                               --------
after the Closing Date the Seller may upon four months notice terminate any service (i) if the Seller is taking action to terminate such service for its subsidiaries in general (and not the Company specifically) following the Closing Date or (ii) set forth on Section 4.6(a)(ii) of the Disclosure Schedule.

          (b) Notwithstanding anything herein to the contrary, the Purchaser is not acquiring, directly or indirectly, any rights to the Seller's name or any other corporate name of the Seller or its subsidiaries or any derivation thereof (other than the Company and its subsidiaries) (collectively, the "Retained Names"), provided that the Purchaser may use existing stationery, purchase order forms or other similar paper goods or supplies which contain the Retained Names for up to 90 days after the Closing Date, but shall thereafter cease any use of the Retained Names; provided the Purchaser uses commercially reasonable efforts to cease using such items as promptly as practicable following the Closing Date.

          (c) Promptly following the date hereof, the Purchaser and the Seller shall negotiate in good faith the Transitional Services Agreement.

          (d) The parties acknowledge that they have as of the date hereof, executed an agreement attached hereto as Schedule 4.6 (the "Specified Agreement"). Following the date hereof, the Purchaser and the Seller shall enter into those amendments, if any, to the Specified Agreement as shall be mutually agreeable in good faith. Subject to the last sentence of Section 4.3(a) hereof, the Specified Agreement shall be effective as of the Closing Date.

     Section 4.7.  Guaranties. The Purchaser shall use its reasonable efforts to
                   ----------
cause the Seller and its affiliates to be released, as of the Closing, from all guaranties, guarantee obligations and indemnities relating to obligations of the Company and its subsidiaries or otherwise relating to or for the benefit of the Business including pursuant to the guaranties, guarantee obligations and indemnities set forth in Section 4.7 of the Disclosure Schedule. The Purchaser shall indemnify the Seller and its affiliates for any costs, expenses or losses incurred in respect of such guaranties, guarantee obligations and indemnities, without regard to any limits on indemnification set forth in Article VII hereof.

     Section 4.8.  Access to Records. (a) The Purchaser agrees that it shall
                   -----------------
preserve and keep all books and records in respect of the Business that relate to periods prior to the Closing, or to matters for which the Seller may be required to provide indemnification hereunder, for a period of six years from the Closing Date (or any longer period required by applicable law or until the final resolution of any matters for which the Seller may be required to provide indemnification hereunder), and shall give the Seller reasonable access to such books and records during normal business hours.

          (b) Subject to applicable law and any applicable contractual restrictions, if following the Closing a party hereto (or its subsidiaries) is in possession of any information relating to the Business which the other party requires in order to prepare documents required to be filed with Governmental Entities or its financial statements, such party shall furnish such information to the other party as soon as reasonably practicable following a written request for such information.

     Section 4.9.  1998 Audited Financial Statements.
                   ---------------------------------

          (a) As promptly as practicable, but in no event later than January 31, 1999, the Seller shall cause the Company to prepare and deliver to the Purchaser the 1998 Financial Statements. For purposes of this Agreement, the term "1998 Financial Statements" shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended (including the notes thereto), together with the unqualified report thereon of Ernst & Young LLP ("Ernst & Young"). In the event the Closing Date shall not have occurred by May 14, 1999, the Seller shall cause the Company to prepare and deliver to the Purchaser an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 1999 and the related consolidated statements of income and stockholders' equity for the fiscal quarter then ended (the "Quarterly Financial Statements") and (if requested by Purchaser) an audited consolidated balance sheet of the Company and its consolidated subsidiaries for the calendar year ended December 31,1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (the "1997 Financial Statements"). The Purchaser shall be responsible for all fees and expenses in connection with the preparation of the 1998 Financial Statements, the Quarterly Financial Statements and the 1997 Financial Statements, including the fees and expenses of Ernst & Young. The 1997 Financial Statements, 1998 Financial Statements and the Quarterly Financial Statements will present fairly in all material respects the consolidated financial position as of December 31, 1997, December 31, 1998 and March 31, 1999, respectively, and results of operations for the years ended December 31, 1997 and December 31, 1998 and for the quarter ended March 31, 1999, respectively, in each case of the Company and its subsidiaries and will be in conformity with GAAP, except that the Quarterly Financial Statements will not contain footnotes or year-end accruals.

          (b) The Seller shall request that at the sole cost and expense of the Purchaser, Ernst & Young provide and allow the filing of such consents and other documentation as may be required or customary for the inclusion of any financial statements or information of the Company prepared either at the request of the Purchaser or the Seller so as to allow for the use of such financial statements or information in public or private financing documents or other documents filed with the Securities and Exchange Commission, whether before or after the Closing. In addition, the Seller and the Company shall request that at the sole cost and expense of the Purchaser Ernst & Young provide "comfort" letters and updates thereof addressed to each of the underwriters in any underwritten offering, such letters to be in customary form and covering the matters of the type customarily covered in "comfort" letters in connection with the offerings of securities and such other matters are reasonably requested by the underwriters.

     Section 4.10.  Intercompany Notes. Pursuant to the Seller's cash management
                    ------------------
program, the Company or its subsidiaries may from time to time make loans to the Seller or the Seller may from time to time make loans to the Company or its subsidiaries. These loans are evidenced by intercompany notes (the "Intercompany Notes"). Subject to any adjustments to be made pursuant to Section 1.6 hereof, Intercompany Notes shall be paid in full at the Closing or as promptly as practicable thereafter but in no event later than 10 business days after the Closing Date.

     Section 4.11.  Notice of Possible Breach. Prior to the Closing, if any
                    -------------------------
party to this Agreement shall become aware of any fact, event or circumstance that would constitute a breach of this Agreement by the other party or that would result in the failure to satisfy any condition set forth in Article V, such party shall promptly notify the other party thereof in writing. The parties shall thereupon provide reasonable cooperation to cure or remedy such breaches or satisfy such closing conditions.

     Section 4.12.  Supplemental Disclosure. From time to time prior to the
                    -----------------------
Closing, the Seller will, and will cause the Company to, promptly following its becoming aware thereof supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if known, existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. Any supplement or amendment of the Disclosure Schedule made pursuant to this Section 4.12 shall not be deemed to cure any breach or inaccuracy of any representation or warranty made in this Agreement.

     Section 4.13.  Notices of Certain Events. The Seller shall, and shall cause
                    -------------------------
the Company to, notify the Purchaser in writing and the Purchaser shall notify the Seller in writing of:

          (a) any notice or other communication received by the Seller, the Company or the Purchaser, as the case may be, from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Entity received by the Seller, the Company or the Purchaser, as the case may be, that relates to the transactions contemplated by this Agreement or that is materially significant to the Business; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the Seller's or the Purchaser's, as the case may be, knowledge threatened against, relating to or involving or otherwise affecting the Seller, the Company or the Purchaser, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

The Purchaser shall keep the Seller reasonably informed, at the Seller's request, of the progress of its financing activities between the date of this Agreement and the Closing Date.

     Section 4.14.  Confidentiality. From the Closing Date until the fifth
                    ---------------
anniversary of the Closing Date, the Seller will not, and will not permit its subsidiaries or any of their respective affiliates to, disclose to any person without the prior written consent of the Purchaser any confidential or non-public information relating to or concerning the Business (the "Confidential Information"), unless (i) disclosure is required to be made under applicable law or (ii) such information is or becomes generally available (a) to the public other than as a result of disclosure by the Seller in violation of this Section
4.14 or (b) to the Seller on a non-confidential basis from a source, other than the Company or the Purchaser, which to the knowledge of the Seller, is not prohibited from disclosing the confidential information by contractual, legal or fiduciary obligation. The Seller shall, and shall cause the Company to, notify the Purchaser promptly after receipt by the Seller or the Company of or any request for such information.

     Section 4.15.  Insurance. The Seller shall cause the Company to keep, or
                    ---------
cause to be kept, all material insurance policies maintained by the Company for the benefit of the Business, or suitable replacements therefor (which may include policies containing terms equal or more favorable than the policies that they are replacing), in full force and effect up to the Closing. To the extent the Seller or any of its subsidiaries receives, whether before or after the Closing Date, any proceeds from any insurance policy with respect to the Business, the Seller shall or shall cause its subsidiary to pay over to the Company such proceeds as promptly as practicable.

     Section 4.16.  Non-Solicitation of Employees.
                    -----------------------------

          (a) Except with respect to those people set forth on Section 4.16 of the Disclosure Schedule, from and after the date hereof, the Seller shall not, without the prior written approval of the Purchaser, for a period of two years from the Closing Date, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Company or any of its subsidiaries at the date hereof or who becomes an employee of the Company or any of its subsidiaries after the date hereof but prior to the Closing Date, to terminate his or her employment with the Company or any of its subsidiaries, or hire or employ any person who is an employee of the Company or any of its subsidiaries at the date hereof or who becomes an employee of the Company or any of its subsidiaries after the date hereof but prior to the Closing Date; provided that the foregoing shall not apply to persons who approach the Seller or any of its subsidiaries for the purposes of employment or who are hired as a result of the use of an independent employment agency where contact between such person and the independent employment agency was initiated by such person or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Company.

          (b) If it is ever held that the restriction placed on any party to this Agreement by this Section 4.16 is too onerous and is not necessary for the protection of the other party or parties hereto, each party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other party or parties hereto.

     Section 4.17.  Non-Competition. Except as set forth in Schedule 4.17 to the
                    ---------------
Disclosure Schedule, without the prior written consent of the Purchaser, neither the Seller nor any of its subsidiaries shall, except in the case of a Permitted Investment (as hereinafter defined), directly or indirectly, engage in or participate in (or become a partner, co-venturer or shareholder in or otherwise participate in the management or operation of any venture or enterprise of any kind that engages in) (i) the business of providing pharmacy benefit management services as the Company conducts such business as of the Closing Date for a period of five years following the Closing Date or (ii) the business of providing mail order pharmacy services as the Company conducts such business as of the Closing Date for a period of three years following the Closing Date (the "Restricted Business"); provided that the Seller or any of its subsidiaries may, directly or indirectly, (x) own in the aggregate up to 5% of any outstanding class of equity securities of any entity engaged in the Restricted Business or any portion thereof, the equity securities of which are traded on a national or regional stock exchange, or in the national o ver-the-counter market, or (y) own or acquire ownership of any entity engaged in the Restricted Business or portion thereof, provided that the Seller divests itself of the portion of such business engaged in the Restricted Business within one year following the time of such acquisition. In the event the Seller must divest itself of a Restricted Business pursuant to clause (y) of the immediately preceding sentence, the Seller shall, prior to offering such Restricted Business to any other party, offer the Purchaser the right to purchase such Restricted Business, and negotiate in good faith with the Purchaser for not less than 30 days with respect to the purchase of such Restricted Business. As used herein, a "Permitted Investment" shall mean
(a) the Seller's merger or combination with or acquisition of a person (or all or any portion of its equity interests) or business (the "Acquired Business") engaged in the Restricted Business, if that portion of the Acquired Business engaged in the Restricted Business generated less than $10 million in net income or accounted for less than 10% of the net income, revenues or assets of the Acquired Business during the most recently completed fiscal year preceding such merger, combination or acquisition. If it is ever held that the restriction placed on any party to this Agreement by this Section 4.17 is too onerous and is not necessary for the protection of the other party or parties hereto, each party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other party or parties hereto.

     Section 4.18.  McKesson Agreements. In the event that the Purchaser would
                    -------------------
suffer Purchaser Damages (as hereinafter defined) for which the Seller has a right to indemnification by McKesson pursuant to the McKesson Agreements, the Seller will take such action as may be reasonably requested by the Purchaser and is permitted by the applicable McKesson Agreements to enforce the Seller's rights against McKesson and make the benefits of such indemnity available to the Purchaser.

     Section 4.19.  Class B Stock Redemption.  At or prior to the date hereof,
                    ------------------------
the Seller shall make a capital contribution to the Company in an amount equal to the amount paid or payable by the Company to redeem and pay a special dividend on, and all other amounts due to the holder in connection with the redemption of, all outstanding shares of Class B Stock and the Company has no obligation to the Seller in connection therewith or as a result thereof.

     Section 4.20.  Designated Agreements. The Seller shall cause that certain
                    ---------------------
TCP Agreement with Re:Solve500, dated January 1, 1997, between Eli Lilly and Company and PCS Health Systems, Inc. and that certain Business Agreement, dated June 21, 1996, between PCS Health Systems, Inc. and Eli Lilly and Company (the "Designated Agreements") to remain in full force and effect through and until the Closing Date to the extent it is lawfully permitted to do so. The Purchaser hereby consents to the entering into by the Company of the amendments to the Designated Agreements contemplated by a schedule delivered by the Seller to the Purchaser and agreed to by the Purchaser (the "Designated Amendments"). If the Designated Amendments have not been effected prior to the Closing Date, or if the Designated Agreements are not in full force and effect as of the Closing Date, the Purchaser and the Seller shall cause agreements substantially identical to the Designated Agreements, as amended by the Designated Amendments, to be entered into as of the Closing Date to the extent they are lawfully permitted to do so.

                                   ARTICLE V
                                  CONDITIONS

     Section 5.1.  Conditions to Each Party's Obligations.  The respective
                   --------------------------------------
obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived in writing by each of the parties hereto:

          (a) No statute, rule, regulation, order, decree, temporary restraining order or injunction shall have been enacted, entered, promulgated or enforced by a United States Governmental Entity which prohibits or materially restricts the consummation of the transactions contemplated by this Agreement and shall be in effect.

          (b) Any applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and all other material authorizations, consents, approvals, or clearances of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

     Section 5.2.  Conditions to Obligations of the Purchaser. The obligation
                   ------------------------------------------
of the Purchaser to effect the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, unless waived in writing by the Purchaser:

          (a) The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, with the same force and effect as if made at the Closing, except (x) that representations and warranties which are made as of a specific date need only be true as of such date or (y) where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect (provided, however,
                                                              --------  -------
that if any portion of any representation or warranty is already qualified by materiality, Material Adverse Effect or similar qualifiers, for purposes of determining whether this Section 5.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects and the representations and warranties contained in Sections 2.1, 2.2(a), 2.2(b) (except the last sentence thereof), 2.2(c), 2.3(b)(i), the first sentence of 2.13(c) and
2.19 shall be true and correct in all respects).

          (b) The Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c) The Purchaser shall have received a certificate of an executive officer of the Seller to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) above have been satisfied.

          (d) The Purchaser shall have received the FIRPTA Certificate from the Seller, provided, however, that if the Seller fails to deliver such certificate, the Closing shall nevertheless take place, but the Purchaser shall withhold the amount of Taxes required to be withheld in the Purchaser's good faith judgment pursuant to Section 1445 of the Code.

     Section 5.3.  Conditions to Obligations of the Seller.  The obligation of
                   ---------------------------------------
the Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction of each of the following conditions, unless waived in writing by the Seller:

          (a) The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

          (b) The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c) The Seller shall have received from an executive officer of the Purchaser a certificate, to the effect that the conditions set forth in Sections 5.3(a) and 5.3(b) above have been satisfied.

                                  ARTICLE VI
                           TERMINATION AND AMENDMENT

     Section 6.1.  Termination.  This Agreement may be terminated at any time
                   -----------
prior to the Closing by:

          (a)  Mutual written consent of the Seller and the Purchaser.

          (b) Either the Seller or the Purchaser if the Closing shall not have occurred on or before July 31, 1999 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement).

          (c) Either the Seller or the Purchaser if any United States court of competent jurisdiction or other competent United States Governmental Entity shall have issued an order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or injunction or other action shall have become final and nonappealable.

          (d) Either the Purchaser or the Seller if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 5.2(a), 5.2(b) or 5.2(c) or Section 5.3, as the case may be, not to be satisfied, provided, however, that as a condition to the right of the party to elect to terminate this Agreement pursuant to the immediately preceding clause, such party shall first provide 30 days prior notice to the other party specifying in reasonable detail the nature of the condition that such party has concluded will not be satisfied, and the other party shall be entitled during such 30-day period to commence any actions it may elect consistent with the terms of this Agreement to provide reasonable assurance to the first party that such condition will be satisfied prior to July 31, 1999 and provided, further, that if such condition can be satisfied by the other party through the exercise of its best efforts and for so long as that party continues to use such best efforts, the first party may not terminate this Agreement under this Section 6.1(d) prior to July 31, 1999.

     Section 6.2.  Effect of Termination.
                   ---------------------
          (a)  In the event of the termination of this Agreement pursuant to
Section 6.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders to any other party to this Agreement, except that the provisions of Sections 6.2(b), 9.7 and 9.11 and the Confidentiality Agreement shall remain in effect notwithstanding such termination. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement, except as set forth in Section 6.2(b) hereof.

          (b) In the event that this Agreement is terminated, other than as a result of the failure to satisfy the conditions set forth in Section 5.2(a), 5.2(b) or 5.2(c), the Purchaser shall pay to the Seller, within one business day of such termination, a termination fee equal to $50 million (the "Termination Fee") in immediately available funds; provided, however, that the Purchaser
                                      --------  -------
shall not be obligated to pay the Termination Fee if this Agreement is terminated pursuant to Section 6.1(b) and:

     (A) any Government Entity has initiated and is pursuing proceedings to prohibit or materially restrict consummation of the transactions contemplated by this Agreement unless the Purchaser or the Company agrees to take one or more of the following actions:

          (x) the Purchaser agrees to divest or hold separate any of its retail pharmacy stores,
          (y) the Purchaser agrees to take or commit to take any action that would materially affect its ability to conduct its business (other than its pharmacy benefit management business) in the manner in which the Purchaser's business is being conducted as of the date hereof, or
          (z) the Purchaser or the Company, as the case may be, agrees to take or commit to take any action that would materially and adversely affect the ability of the Purchaser to conduct the Business in the manner in which the Business is being conducted as of the date hereof; or

     (B) a court of competent jurisdiction has entered an order or decree requiring one or more of the actions set forth above in Section 6.2(b)(ii)(A)(x), (y) and (z).

The Termination Fee payable pursuant to this Section 6.2(b) shall be the Seller's sole and exclusive remedy, and the Purchaser shall have no liability whatsoever if this Agreement is terminated under the circumstances provided in this Section 6.2(b) (including, without limitation, liability for actual, direct, indirect, consequential (including lost profits), punitive, exemplary or special damages), other than the obligation to pay any Termination Fee required to be paid pursuant to this Section 6.2(b); provided, however, that if the
                                            --------  -------
Purchaser fails to pay the fee contemplated by this Section 6.2(b), the prevailing party in any action, including the filing of any lawsuit or other legal action to collect such payment shall receive from the non-prevailing party in such action its costs and expenses (including legal fees and expenses) in connection with such action. In the event that the Purchaser fails to pay such fee and the Seller has prevailed in any such legal action to collect such payment the Purchaser shall pay interest on any unpaid amount, at the rate published from time to time by The Wall Street Journal as the prime rate, from
                               -----------------------
the date such amount was required to be paid until the date such payment is made. The parties to this Agreement agree that the agreement contained in this
Section 6.2(b) is an integral part of the transactions contemplated by this Agreement, that any such fee constitutes liquidated damages and not a penalty and that the Seller is relinquishing any rights it may otherwise have to specific performance of the transactions herein contemplated in the event this Agreement is terminated prior to the Closing (other than obligations in respect thereof which pursuant to the terms hereof are to survive the termination hereof).

     Section 6.3.  Amendment.  This Agreement may be amended or modified at any
                   ---------
time by the parties hereto, but only by an instrument in writing signed on behalf of each of the parties hereto.

     Section 6.4.  Extension; Waiver.  At any time prior to the Closing, the
                   -----------------
parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure or the delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.

                                  ARTICLE VII
                           SURVIVAL; INDEMNIFICATION

     Section 7.1.  Survival Periods.  All representations and warranties of the
                   ----------------
parties contained in this Agreement, the Disclosure Schedules or any certificate delivered in connection herewith shall survive the Closing and continue for a period of 18 months following the Closing Date and, if notice of a claim (setting forth in reasonable detail the facts, circumstances and basis of the claim) is provided by such date, such claim shall survive until the final resolution thereof, provided that the representations and warranties in Sections 2.1, 2.2, 2.19, and 3.1 shall survive without limit and without regard to any limitation set forth in Section 7.2; and provided, further, that the
                                         --------  -------
representations set forth in Sections 2.9, 2.11 and 2.12 shall survive until ninety days following the expiration of the applicable statute of limitations including any extensions thereof. In addition, the right to indemnification, payment of damages or other remedy shall survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection (actual or constructive) at any time made by or on behalf of (a) the Purchaser in the case of the Seller's indemnification of the Purchaser, and (b) the Seller, in the case of the Purchaser's indemnification of the Seller.

     Section 7.2.  Indemnification.  Subject to the other provisions of this
                   ---------------
Article VII, from and after the Closing:

          (a) The Seller shall indemnify, defend and hold harmless the Purchaser and its representatives, officers, directors, employees, agents, advisors and affiliates (collectively, the "Purchaser Indemnitees") from and against any judgments, fines, penalties, losses, claims, liabilities, damages, demands, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, and any interest thereon and any costs and expenses (including reasonable attorneys' fees in connection therewith), net of any insurance proceeds and, as provided in Section 7.5, Tax Benefits (such net amounts being referred to herein as, "Purchaser Damages") that arise out of any breach or inaccuracy of any representation or warranty or any breach of any covenant or agreement made by the Seller in this Agreement or in any certificate furnished to the Purchaser in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, provided,
                                                                       --------
however, with respect to a breach under Section 2.12 hereof, Purchaser Damages
-------
shall not include any Purchaser Damages which result from the Company or any of its subsidiaries not having tax attributes (including basis in assets, net operating losses or credits) which are reflected on the Tax Returns of the Company or its subsidiaries. For purposes of determining whether any breach has occurred with respect to or in connection with a claim for indemnification or measuring Purchaser Damages hereunder, any requirement or qualification in any representation, warranty, covenant or agreement of the Seller contained in this Agreement that an event or fact be material or have a Material Adverse Effect or similar language, shall be ignored and all representations, warranties, covenants and agreements shall be deemed to have been made without any qualification by materiality, Material Adverse Effect, or similar language.

          (b)  Notwithstanding any provision to the contrary contained in this
Section 7.2, the Seller shall not be obligated to indemnify the Purchaser and its representatives for any Purchaser Damages relating to the breach of a representation or warranty pursuant to Section 7.2(a) (i) as to any individual item of Purchaser Damages or related series of items of Purchaser Damages, to the extent such Purchaser Damages are less than $25,000 and (ii) unless and until the dollar amount of all Purchaser Damages (by reason of or resulting from the matters set forth in Section 7.2(a) (other than Purchaser Damages by reason of or resulting from breaches of representations or warranties contained in Sections 2.1, 2.2, 2.3 and 2.19 hereof as to which the Purchaser Basket (as defined below) will not apply and other than Purchaser Damages excluded pursuant to clause (i) above) shall equal in the aggregate $40 million (the "Purchaser Basket") and then only for the excess over such amount.

          (c) The Purchaser shall indemnify, defend and hold harmless the Seller and its representatives, officers, directors, employees, agents, advisors and affiliates (collectively, the "Seller Indemnitees") from and against any judgments, fines, penalties, losses, claims, liabilities, damages, demands, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, and any interest thereon and any costs and expenses (including reasonable attorneys' fees in connection herewith) net of any insurance proceeds and, as provided in Section 7.5, Tax Benefits (such net amounts being referred to herein as "Seller Damages") that arise out of any breach or inaccuracy of any representation or warranty or any breach of any covenant or agreement made by the Purchaser in this Agreement or in any certificate furnished to the Seller in accordance with this Agreement or in connection with the transactions contemplated by this Agreement or the conduct of the Business following the Closing Date (other than as the result of a breach of any covenant, agreement, representation or warranty to which the Seller is required to provide indemnification pursuant to this Section 7.2). For purposes of determining whether any breach has occurred with respect to or in connection with a claim for indemnification or measuring Seller Damages hereunder, any requirement or qualification in any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement that an event or fact be material or have a Material Adverse Effect or similar language, shall be ignored and all representations, warranties, covenants and agreements shall be deemed to have been made without any qualification by materiality, Material Adverse Effect, or similar language.

          (d) Notwithstanding any provision to the contrary contained in this Agreement, the Purchaser shall not be obligated to indemnify the Seller and its representatives for any Seller Damages relating to the breach of a representation or warranty pursuant to Section 7.2(c) (i) as to any individual item of Seller Damages or related series of items of Seller Damages, to the extent such Seller Damages are less than $25,000 and (ii) unless and until the dollar amount of all Seller Damages (by reason of or resulting from the matters set forth in Section 7.2(c) (other than Seller Damages by reason of or resulting from breaches of representations or warranties contained in Sections 3.1 and 3.2 hereof, as to which the Seller Basket (as defined below) will not apply) and other than Seller Damages excluded pursuant to clause (i) above) shall equal in the aggregate $40 million (the "Seller Basket") and then only for the excess over such amount.

          (e) Subject to Section 7.6 but otherwise notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate amount of Purchaser Damages or Seller Damages, as the case may be, relating to breaches of representations or warranties payable pursuant to Section 7.2(a) by the Purchaser or Section 7.2(c) by the Seller, as the case may be, shall not exceed $1 billion. No party shall be liable for any consequential, incidental or punitive damages.

     Section 7.3.  Claims.
                   ------

          (a) The persons to whom indemnification is provided hereunder are referred to herein as the "Indemnified Parties" and the persons providing indemnification are referred to as the "Indemnifying Parties."

          (b) If an Indemnified Party intends to seek indemnification pursuant to this Article VII, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim. The Indemnified Party will provide the Indemnifying Party with prompt written notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Any such notice shall set forth in reasonable detail the facts, circumstances and basis of the claim.

          (c) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may assume, through counsel of its own choosing (so long as reasonably acceptable to the Indemnified Party) and at its own expense, the defense thereof, and the Indemnified Party shall cooperate with it in connection therewith (including by furnishing such information as the Indemnifying Party may reasonably request), provided, that the Indemnified Party may participate in such defense through counsel chosen by it, at its own expense. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle, or admit any liability with respect to, any such claim without the Indemnifying Party's consent. The Indemnifying Party will not without the Indemnified Party's prior written consent settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), take any measure or step in connection with any settlement or compromise that imposes an unreasonable material burden or encumbrance upon the operation or conduct of the Business. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may, upon at least 10 days' notice to the Indemnifying Party (unless the Indemnifying Party shall assume such settlement or defense within such 10 day period), conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

     Section 7.4.  Exclusive Remedy.  Following the Closing, the provisions of
                   ----------------
this Article VII shall be the exclusive remedy for the matters covered hereby, provided that nothing herein shall relieve any party from any liability for fraud. The Purchaser and the Seller agree that no party is entitled to be paid twice for the same matter or obligation notwithstanding any other provision in this Agreement.

     Section 7.5.  Tax Adjustment.  Any indemnity payment made pursuant to this
                   --------------
Article VII and Article VIII shall be decreased by the amount, if any, of the Indemnified Party's Tax Benefit (as defined below) actually realized, and increased by the amount, if any, of the Indemnified Party's Tax Cost (as defined below) actually realized. The amount of the Indemnified Party's "Tax Benefit" shall be equal to the amount of the reduction in Taxes realized as a result of the deduction resulting from the indemnified loss. The amount of the Indemnified Party's "Tax Cost" shall be equal to the amount of the increase in Taxes realized as a result of any income resulting from the receipt of the indemnity payment. Notwithstanding the foregoing, if such Tax Benefit or Tax Cost increases or decreases an operating loss of the Indemnified Party, the Indemnified Party will not be treated as having received a Tax Benefit or incurred a Tax Cost until the time such operating loss has been applied against income for Tax purposes. Moreover, if the Indemnified Party's Tax position with respect to the payment of a loss or the receipt of an indemnity payment is ultimately disallowed by any Tax Authority (as finally determined), the Indemnified Party shall be entitled to an additional indemnity payment or will refund a portion of the indemnity payment to reflect this final determination. To the extent permitted by law, the parties will treat all indemnity payments under this Agreement as adjustments to the purchase price and liabilities for indemnified losses as having been in existence as of the Closing Date.

     Section 7.6.  Special Indemnities.  Without regard to any limitation set
                   -------------------
forth in this Article VII, the Seller agrees to indemnify, defend, and hold harmless the Purchaser Indemnitees from, and against all Purchaser Damages asserted against, imposed upon or incurred by the Purchaser Indemnities relating directly or indirectly to (i) the Class B Stock or (ii) the 4 1/2% Exchangeable Subordinated Debentures Due 2004 of McKesson Corporation ("Armor All Bonds") issued pursuant to an Indenture dated as of March 24, 1994 between McKesson Corporation and the First National Bank of Chicago, as Trustee (the "Armor All Indenture"), so long as the Company is in compliance with its obligations to perform and abide by all of its covenants, obligations and agreements under the Armor All Indenture other than the obligation to pay when due any principal, interest or other amounts owing thereunder or under the Armor All Bonds.

                                 ARTICLE VIII
                                  TAX MATTERS

     The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain Tax matters following the Closing Date.

     Section 8.1.  Seller Tax Indemnity.
                   --------------------

          (a) The Seller shall be solely responsible for, and shall indemnify the Purchaser and the Company and hold them harmless from and against, any liability for (1) Taxes imposed on or attributable to the Company or any of its subsidiaries for Tax Periods ending on or before the later of (i) October 15, 1997 or (ii) the last day the Company and its subsidiaries were members of the Seller's consolidated group (the "Deconsolidation Date"); (2) all Taxes imposed on the Company or any of its subsidiaries under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) relating to or attributable to any Tax Period or portion thereof ending on or before the Deconsolidation Date; (3) all Taxes imposed on or attributable to the Company or any of its subsidiaries for any Tax Period beginning on or before and ending after the Deconsolidation Date (a "Straddle Period"), but only with respect to the portion of the Straddle Period ending on the close of the Deconsolidation Date and calculated in the manner set forth in Section 8.2(c).

          (b) Any indemnification payable under this Section 8.1 shall be subject to Section 7.5 of this Agreement..

     Section 8.2.  Allocation of Taxes and Preparation of Tax Returns.
                   --------------------------------------------------

          (a) Tax Periods Ending on or before the Closing Date. The Seller will cause the Company to file (or cause to be filed) all Tax Returns required to be filed of the Company and each of its subsidiaries for Tax Periods ending on or before the Closing Date, provided the date that such Tax Returns are required to be filed occurs prior to the Closing Date. For Tax Periods ending on or prior to the Deconsolidation Date, the Seller may, to the extent permissible or required under applicable Law, include (or cause to be included) the results of operations of the Company and any of its subsidiaries in the Seller's consolidated and other combined Tax Returns filed by the Seller. To the extent not already paid, the Seller will pay all Taxes due of the Company or any of its subsidiaries with respect to Tax Returns attributable to Tax Periods ending on or before the Deconsolidation Date. The Seller will prepare (or cause to be prepared) such Tax Returns in a manner that is consistent with practices followed in prior Tax Periods with respect to similar Tax Returns, except for changes required by Law. To the extent not already filed, for any material Tax Return of the Company or any of its subsidiaries for Tax Periods after the Deconsolidation Date (which are the responsibility of the Seller), the Seller shall consult (or shall cause the Company or any of its subsidiaries to consult) with the Purchaser with respect to any such Tax Returns, shall provide (or shall cause the Company or its subsidiaries to provide) copies of such Tax Returns to the Purchaser, and shall not file (or cause the Company or any of its subsidiaries to file) such Tax Returns without the consent of the Purchaser.

          (b) (i) Tax Periods Beginning Before and Ending after the Closing Date. The Purchaser will file (or cause to be filed) any Tax Returns of the Company for Tax Periods which begin before the Closing Date and end after the Closing Date. (ii) Provided the Seller informs the Company and provides sufficient information with respect to the exercise by Company employees of options to purchase Seller's stock, the Purchaser shall claim or cause to be claimed on any Tax Returns any and all deductions to which the Company is entitled under applicable Law for compensation attributable to the exercise by Company employees of options to purchase Seller stock (the "Option Exercise Deductions"). Notwithstanding any provision to the contrary in this Agreement, to the extent that the Purchaser realizes a tax benefit attributable to any Option Exercise Deductions, the Purchaser shall pay to the Seller an amount equal to such tax benefit within 60 days following the filing of the Tax Return upon which such tax benefit is reported. For purposes of this Section 8.2(b),
(A) the amount of the tax benefit shall be equal to the actual reduction, if any, of Purchaser's Taxes attributable to the Option Exercise Deductions that is reflected on the Tax Return which such tax benefit is reported and (B) where the Seller has other losses, deductions or similar items available to it, the Option Exercise Deductions shall be treated as the last items utilized to produce a tax benefit. In the event that any such Option Exercise Deductions are ultimately disallowed under applicable Tax Law, the Seller shall reimburse the Purchaser in the amount of the tax benefit thereby disallowed, promptly after receiving from the Purchaser notice of such final disallowance. The Seller shall be solely responsible for withholding tax with respect to the exercise by Company employees of options to purchase Seller's stock.

          (c) For purposes of determining the amount of Taxes which relate to a Straddle Period, the Deconsolidation Date shall be treated as the last day of a Tax Period and the portion of any such Tax that is allocable to the Tax Period that is so deemed to end on and include the Deconsolidation Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or
(y) imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the period for which such Tax is assessed ended on and included the Deconsolidation Date, and (ii) in the cases of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

     Section 8.3.  Retention of Records.  Each of the Purchaser and the Seller
                   --------------------
shall retain all Tax Records for all open periods or portions thereof ending on or before the Closing Date. In particular, the Seller and the Purchaser shall retain (or cause to be retained) all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operations of the Company or any of its subsidiaries prior to the Closing Date, until six months following the expiration of the statute of limitations (and any extensions thereof) of the respective Tax Periods. "Tax Records" means any Tax Return, Tax Return workpapers, documentation relating to any Audit, and any other books of account or records (whether on paper, computer disk or any other medium) required to be maintained under the applicable Tax Law or under any record retention agreement with any Tax Authority.

     Section 8.4.  Notice; Cooperation.  Each party (the Purchaser and the
                   -------------------
Seller) shall promptly provide written notice to the other party upon receiving notice from a Tax Authority that additional Tax liabilities may exist, or that any Tax Records have been requested by any Tax Authority. The Purchaser and the Seller covenant and agree that subsequent to the Closing, upon reasonable notice and during normal business hours, they and their affiliates will (i) give the other party and its representatives information, books and records relevant to the Company or any of its subsidiaries, to the extent necessary to enable the other party to prepare its Tax Returns, and (ii) provide the other party or its affiliates with such information, books and records as may reasonably be requested in connection with any Tax Return, inquiry, election, audit or other examination by any Tax Authority, or judicial or administrative proceedings relating to liability for Taxes. The Seller and the Purchaser also shall make available to each other, as reasonably requested, and at the expense of the requesting party, knowledgeable employees or advisors of the party or its affiliates of which the request is made and personnel responsible for preparing and maintaining information, books, records and documents in connection with Tax filings, audits, disputes or litigation.

     Section 8.5.  Refunds.  Any refunds or credits of Taxes of the Company or
                   -------
any of its subsidiaries relating to Tax Periods ending on or before the Deconsolidation Date shall be for the account of the Seller, except for refunds or credits arising as a result of a carryback of any loss, credit or similar item attributable to a Tax Period beginning after the Deconsolidation Date to a Tax Period ending on before the Deconsolidation Date, which credits or refunds shall be for the account of the Purchaser. Any refunds or credits of Taxes of the Company or any of its subsidiaries relating to any Straddle Period shall be equitably apportioned between the Seller and the Purchaser in a manner consistent with Section 8.2(c).

     Section 8.6.  Sales and Other Tax.  Notwithstanding any other provision of
                   -------------------
this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or gains Taxes and including any penalties, interest and additions to such tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Purchaser, regardless of which party is obligated to pay such tax under applicable law. The Purchaser and the Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Taxes.

     Section 8.7.  Certain Contest Rights.
                   ----------------------

      (a) Promptly after the receipt by the Purchaser or its affiliates or the Seller or any of its affiliates, as the case may be (the "Recipient") of a written notice of any demand, claim or circumstance which, after the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation with respect to which indemnity may be sought under this Article VIII (an "Asserted Tax Liability"), the Recipient shall promptly give notice thereof to the Seller (the "Tax Claim Notice"). The Tax Claim Notice shall contain factual information (to the extent known to the Recipient) describing the Asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority with respect to any such Asserted Tax Liability. If the Purchaser fails to give the Seller notice of an Asserted Tax Liability as required by this Section 8.7(a), and if such failure to give notice results in a detriment to the Seller, then any amount which the Seller is otherwise required to pay the Purchaser pursuant to Section 8.1 with respect to the Asserted Tax Liability shall be reduced by the amount of such detriment.


     (b) The Seller may elect to direct, through counsel of its own choosing and at its own expense, the compromise or contest, either administratively or in the courts, of any Asserted Tax Liability other than an Asserted Tax Liability relating to Straddle Periods which shall be jointly controlled. If the Seller elects to direct the compromise or contest of such Asserted Tax Liability, it shall within 30 calendar days (or sooner, if the nature of the Asserted Tax Liability so requires) notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause its Affiliates to cooperate at the Seller's expense, in the compromise or contest of such Asserted Tax Liability and Seller shall cooperate with, consult with and inform the Purchaser with respect to all material developments with respect to any such compromise or contest. The Seller may not enter into on behalf of the Purchaser a settlement agreement with respect to any Asserted Tax Liability without the written consent of the Purchaser, which consent shall not be unreasonably withheld. If the Seller elects not to direct the compromise or contest of an Asserted Tax Liability or fails to notify the Purchaser of its election as herein provided, then the Purchaser may pay, compromise, or contest such Asserted Tax Liability. The Purchaser's settlement or compromise of an Asserted Tax Liability will not affect the Seller's indemnity obligation pursuant to Section 8.1; provided, however, that the Seller will not be obligated to indemnify the Purchaser for expenses (including, but not limited to, legal fees) incurred by the Purchaser in connection with the compromise or contest of an Asserted Tax Liability for which the Seller has acknowledged its indemnity obligation under Section 8.1. In any event, each of the Purchaser and the Seller may participate, at its own expense, in the contest of such Asserted Tax Liability. If the Seller chooses to direct the compromise or contest of such Asserted Tax Liability, then the Purchaser shall promptly empower (by Power of Attorney and such other documentation as may be appropriate) such representative of the Seller as the Seller may designate to represent the Purchaser in any audit, claim for refund, or administrative or judicial proceeding, insofar as such audit, claim for refund or proceeding involves an Asserted Tax Liability for which the Seller would be liable under Section 8.1.

     Section 8.8.  No Section 338(h)(10) Election.  The Purchaser and the Seller
                   ------------------------------
agree that no election under section 338(h)(10) of the Code shall be made in connection with this purchase and sale of the Company Shares.

     Section 8.9.  Exclusivity.  Except as expressly provided otherwise in
                   -----------
Article VII, this Article VIII shall be the sole provision governing Tax matters and Tax indemnities pursuant to this Agreement.

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1.  Notices. All notices and other communications hereunder shall
                   -------
be in writing and shall be effective upon receipt. Notice shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall be specified by like notice), (ii) by reliable overnight courier service to the appropriate address as set forth below (or at such other address for party as shall be specified by like notice), or
(iii) by facsimile transmission to the appropriate facsimile number set forth below (or at such other facsimile number for party as shall be specified by like notice) with follow-up copy by reliable overnight courier service that next business day:

              (a)  if to the Purchaser, to:

              Rite Aid Corporation
              30 Hunter Lane
              Camp Hill, PA  17011
              Attention: General Counsel
              Telecopy:  (717) 760-7867

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              919 Third Avenue
              New York, New York 10022
              Telecopy:  (212) 735-2000
              Attention: Morris J. Kramer, Esq.

             (b)   if to the Seller to:

             Eli Lilly and Company
             Lilly Corporate Center
             Indianapolis, Indiana  46285
             Telecopy:  (317) 276-5996
             Attention: Charles E. Schalliol

             with copies to:

             Eli Lilly and Company
             Lilly Corporate Center
             Indianapolis, Indiana  46285
             Telecopy:  (317) 276-5996
             Attention: G. William Miller, Esq.


             Dewey Ballantine LLP
             1301 Avenue of the Americas
             New York, New York 10019
             Telecopy:  (212) 259-6333
             Attention: Bernard E. Kury, Esq.

     Section 9.2.  Headings.  The headings herein are inserted for convenience
                   --------
only and are not to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.3.  Counterparts. This Agreement may be executed in two or more
                   ------------
counterparts, all of which shall be considered one and the same instrument.

     Section 9.4.  Entire Agreement; Assignment.
                   ----------------------------

        (a) This Agreement and the Transitional Services Agreement the documents and certificates delivered in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

        (b) This Agreement shall not be assigned by a party hereto by operation of law or otherwise; provided, that the Purchaser may assign its rights and obligations hereunder to any wholly owned subsidiary of the Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

     Section 9.5.  Governing Law. This agreement shall be governed and construed
                   -------------
in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles. The parties hereto expressly and irrevocably (i) consent to the exclusive jurisdiction of the federal courts sitting in the City of New York, County of New York, (ii) agree not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and
(iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section
9.1 hereof. Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by law. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this agreement or any of the transactions contemplated hereby.

     Section 9.6. Specific Performance.  Whether at or prior to or following the
                  --------------------
Closing, the Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. At or prior to the Closing, the Seller shall not be entitled to specific performance of any of the terms hereof except as specifically set forth in Section 6.2(b) and except in respect of Section 9.7 and the Confidentiality Agreement. Following the Closing, the Seller shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 9.7.  Publicity. No party hereto shall issue any press release
                   ---------
with respect to the transactions contemplated by this Agreement without prior written notice to the other party hereto and only after giving the other party hereto a reasonable opportunity to consult with respect to the content thereof.

     Section 9.8.  Binding Nature; No Third Party Beneficiaries.  This Agreement
                   --------------------------------------------
shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.9.  Severability.  This Agreement shall be deemed severable and
                   ------------
the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

     Section 9.10. Interpretation.  As used in this Agreement, (a) "including"
                   --------------
 (or similar terms) shall be deemed followed by "without limitation" and shall not be deemed to be limited to matters of a similar nature to those enumerated, and (b) except as set forth in Section 2.10 hereof, "knowledge" (or similar terms) with respect to the Seller shall mean the knowledge of the persons set forth in Section 9.10(b) of the Disclosure Schedule.

     Section 9.11. Payment of Expenses.  Except as otherwise expressly set forth
                   -------------------
in this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                  RITE AID CORPORATION



                                  By: /s/ Elliot S. Gerson
                                      --------------------
                                      Elliot S. Gerson
                                      Senior Vice President



                                  ELI LILLY AND COMPANY



                                  By: /s/ Charles E. Golden
                                      ---------------------
                                      Charles E. Golden
                                      Executive Vice President and
                                      Chief Financial Officer

                 [Exhibits and Schedules Intentionally Omitted]